EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dome9 Security Ltd. 2011 Share Option Plan and the 2016 Equity Incentive Subplan, of our reports dated April 27, 2018 with respect to the consolidated financial statements of Check Point Software Technologies Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Check Point Software Technologies Ltd. and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel Aviv, Israel October 31, 2018	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global